UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2020

FORTERRA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor
Irving, TX 75062

(Address of principal executive offices, including ZIP code)
(469) 458-7973

(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	FRTA	Nasdaq Stock Market LLC

Securities Registered Pursuant to Section 12(g) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.
On June 17, 2020, Forterra, Inc. (the “Company”) and certain of the Company’s U.S. and Canadian subsidiaries entered into a First Amendment (the “Amendment”) to the ABL Credit Agreement dated October 25, 2016 (the “ABL Credit Agreement”) among the Company and certain of the Company’s U.S. and Canadian subsidiaries, as borrowers (collectively, the “Borrowers”), the lenders party thereto and Bank of America, N.A., as administrative agent and collateral agent. The Amendment, among other things, (i) increases the size of the revolving credit facility under the ABL Credit Agreement (the “ABL Credit Facility”) from $300.0 million to $350.0 million of aggregate commitments, with up to $330.0 million to be made available to the Borrowers organized in the United States and up to $20.0 million to be made available to the Borrowers organized in Canada, (ii) extends the maturity date of the ABL Credit Facility to June 17, 2025, subject to earlier maturity if greater than $75.0 million of the Company’s term loan credit facility remains outstanding 91 days prior to the scheduled maturity of the term loan credit facility or any refinancing thereof, and (iii) modifies the interest rates on outstanding borrowings under the ABL Credit Facility to a rate equal to LIBOR or CDOR plus a margin ranging from 1.75% to 2.25% per annum, or an alternate base rate, Canadian prime rate or Canadian base rate plus a margin ranging from 0.75% to 1.25% per annum, in each case, based upon the average excess availability under the ABL Credit Facility for the most recently completed calendar quarter and the Company’s total leverage ratio as of the end of the most recent fiscal quarter for which financial statements have been delivered.
The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
e). The Company previously announced that, effective April 1, 2020, its named executive officers and the independent members of its Board of Directors (“Board”) had voluntarily agreed to forgo specified amounts of base salary and cash retainer compensation, respectively, as a precautionary measure to preserve cash in connection with the Company’s initial response to the economic uncertainty related to the COVID-19 pandemic. The Company has determined that given the Company’s current cash position and expected needs, the base salary amounts that were foregone by senior executives and the cash retainer portion of independent director compensation shall be reinstated effective July 1, 2020, retroactively to April 1, 2020.

Item 7.01. Regulation FD.
On June 18, 2020, the Company disclosed that it had repaid $180.0 million of cash it had previously borrowed under its ABL Credit Agreement as part of its precautionary measures to preserve cash in its initial response to the economic uncertainty related to the COVID-19 pandemic.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Executive Vice President, General Counsel and Secretary
Date: June 18, 2020